ANCHOR
                                    RESOURCE
                                      AND
                                   COMMODITY
                                     TRUST



                                 ANNUAL REPORT
                               DECEMBER 31, 1998









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                      ANCHOR RESOURCE AND COMMODITY TRUST
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   Comparison of the  Change in Value of a  $10,000  Investment  in the  Anchor
            Resource and Commodity Trust and the Dow Commodity Index




                           [GRAPHIC OMITTED]










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                      STATEMENT OF ASSETS AND LIABILITIES
                               DECEMBER 31, 1998



Assets:
Investments at quoted market value (cost $1,266,644;
 see Schedule of Investments, Notes 1, 2, & 5).................  $     924,651
Cash  .........................................................          9,040
Dividends and interest receivable..............................            992
                                                                   ------------
     Total assets..............................................        934,683
                                                                   ------------

Liabilities:
Accrued expenses and other liabilities (Note 3 )...............         13,148
                                                                   ------------
     Total liabilities.........................................         13,148
                                                                   ------------

Net Assets:
Capital stock (unlimited shares authorized at $1.00 par value,
 amount paid in on 117,975 shares outstanding) (Note 1)........      2,257,922
Accumulated undistributed net investment income (Note 1).......          9,226
Accumulated realized loss from security transactions, net (Note 1) (1,003,620)
Net unrealized depreciation in value of investments (Note 2)...      (341,993)
                                                                   ------------
     Net assets (equivalent to $7.81 per share, based on
      117,975 capital shares outstanding)......................   $    921,535
                                                                   ============



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                            STATEMENT OF OPERATIONS
                               DECEMBER 31, 1998


Income:
 Dividends.....................................................  $      78,398
 Interest......................................................         76,305
                                                                   ------------
     Total income..............................................        154,703
                                                                   ------------

Expenses:
 Management fees, net (Note 3).................................         49,052
 Pricing and bookkeeping fees (Note 4).........................         14,500
 Legal fees....................................................         14,000
 Audit and accounting fees.....................................          6,500
 Transfer fees (Note 4)........................................          6,000
 Trustees' fees and expenses...................................          3,600
 Custodian fees................................................          1,230
 Other expenses................................................          3,500
                                                                   ------------
     Total expenses............................................         98,382
                                                                   ------------

Net investment income..........................................         56,321
                                                                   ------------

Realized and unrealized loss on investments:
  Realized loss on investments-net.............................      (670,858)
  Decrease in net unrealized appreciation in investments.......    (1,092,930)
                                                                   ------------
     Net loss on investments...................................    (1,763,788)
                                                                   ============

Net decrease in net assets resulting from operations...........  $ (1,707,467)
                                                                   ============


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                      STATEMENTS OF CHANGES IN NET ASSETS




                                                      Year Ended     Year Ended
                                                     December 31,   December 31,
                                                         1998          1997
                                                   ----------------------------
From operations:
 Net investment income...........................  $    56,321     $   108,043

 Realized loss on investments, net...............     (670,858)       (135,336)
  Decrease in net unrealized
  appreciation in investments....................   (1,092,930)       (749,780)
                                                   ------------    ------------
     Net decrease in net assets
           resulting from operations.............   (1,707,467)       (777,073)
                                                   --------------  ------------
Distributions to shareholders:
  From net investment income ($0.65 per share in       (70,599)         --
1998)
  From net realized gain on investments..........       --              --
                                                   --------------  ------------
     Total distributions to shareholders.........      (70,599)         --
                                                   --------------  ------------

From capital share transactions:

                              Number of Shares
                              1998        1997
                            ---------- -----------
 Proceeds from
    sale of shares.......... 56,849     121,833        494,745       1,316,315
 Shares issued to share-
  holders in distributions
  reinvested................  9,026       --            70,492         --
 Cost of shares redeemed....(1,035,378)(141,349)    (8,560,276)     (1,416,537)
                             --------- --------- --------------    ------------
 Decrease in net
  assets resulting from
  capital                   (969,503)   (19,516)    (7,995,039)       (100,222)
  share transactions........========= =========== --------------   ------------

Net decrease in net assets.......................   (9,773,105)       (877,295)
Net assets:
  Beginning of period............................   10,694,640      11,571,935
                                                   ============    ============
  End of period (including undistributed net
  investment income of $9,226 and $9,172,
  respectively)..................................  $   921,535    $ 10,694,640
                                                   ============    ============


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                       SELECTED PER SHARE DATA AND RATIOS



                                        Year Ended December 31,
                               1998     1997      1996      1995      1994
                            --------------------------------------------------
Investment income...........   $1.97   $0.22     $0.15     $0.89     $0.22
Expenses, net...............    1.25    0.13      0.09      0.32      2.20
                            --------------------------------------------------
Net investment income (loss)    0.72    0.09      0.06      0.57      (1.98)
Net realized and unrealized
  (loss) gain on investments   (2.09)   0.71)     1.08      0.13        --
Distributions to
shareholders:
   From net investment
     income.................   (0.65 )   --       --        (0.58)      --
  From net realized gain
   on investments...........   --        --       --          --        --
                            -------------------------------------------------
Net increase (decrease)
 in net asset value.........   (2.02)  (0.62)     1.14      0.12       (1.98)
Net asset value:
 Beginning of period........    9.83   10.45      9.31      9.19       11.17
                            -------------------------------------------------
 End of period..............   $7.81   $9.83    $10.45     $9.31       $9.19
                            =================================================
Ratio of expenses to
 average net assets.........  1.50%    1.13%     1.10%     1.11%      20.12%
Ratio of net investment in-
 come (loss) to average net   0.86%    0.89%     0.85%     2.01%     (18.13)%
assets......................
Portfolio turnover..........  0.49     0.09      0.20      0.33        --
Average commission rate paid  0.0633   0.0575    0.0752    0.0374      --
Number of shares out-
 standing at end of period.. 117,975  1,087,478  1,106,994 782,903    12,000
Per share data and ratios
assuming
 no waiver of advisory fees:
Expenses....................  --      --         --           --      $  2.28
Net investment loss.........  --      --         --           --      $ (2.06)
Ratio of expenses to
 average net assets.........  --      --         --           --       20.87%
Ratio of net investment
 loss to average net
 assets.....................  --      --         --           --      (18.88)%


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                            SCHEDULE OF INVESTMENTS
                               DECEMBER 31, 1998


                                                                      Value
Quantity                                                             (Note 1)
COMMON STOCKS -- 4.55%
           Gold/Silver Mining Stocks -- 4.55%
   40,000  Miramar Mining Corporation...............................$   36,800
   30,000  Northern Orion Exploration Limited.......................     5,100
                                                                    -----------

           Total common stocks (cost $383,400)......................    41,900
                                                                    -----------

FOREIGN TIME DEPOSITS -- 95.79%
4,937,086  French Franc, maturing 01/04/99,
            at 2.875% (cost $883,244)...............................   882,751
                                                                    -----------

           Total investments (cost $1,266,644)......................   924,651
                                                                    -----------

CASH & OTHER ASSETS, LESS LIABILITIES -- (0.34)%...................     (3,116)
                                                                    -----------

           Total Net Assets.........................................$  921,535
                                                                    ===========




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                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998



1. Significant accounting policies:
   Anchor Resource and Commodity Trust (the "Trust"), a Massachusetts business trust is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end investment management company. The following is a summary of significant accounting policies followed by the Trust which are in conformity with those generally accepted in the investment company industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   A. Investment securities--
     Security transactions are recorded on the date the investments are purchased or sold. Each day, at noon, securities traded on national security exchanges are valued at the last sale price on the primary exchange on which they are listed, or if there has been no sale by noon, at the current bid price. Other securities for which market quotations are readily available are valued at the last known sales price, or, if unavailable, the known current bid price which most nearly represents current market value. Options are valued in the same manner. Foreign currencies and foreign denominated securities are translated at current market exchange rates as of noon. Temporary cash investments are stated at cost, which approximates market value. Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Gains and losses from sales of investments are calculated using the "identified cost" method for both financial reporting and federal income tax purposes.
   B.Income Taxes-- The Trust has elected to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute each year all of its taxable income to its shareholders. No provision for federal income taxes is necessary since the Trust intends to qualify for and elect the special tax treatment afforded a "regulated investment company" under subchapter M of the Internal Revenue Code. Income and capital gains distributions are determined in accordance with federal tax regulations and may differ from those determined in accordance with generally accepted accounting principles. To the extent these differences are permanent, such amounts are reclassified within the capital accounts based on their federal tax basis treatment; temporary differences do not require such reclassification. During the current fiscal year, permanent differences, primarily due to foreign currency gains increasing net investment income, resulted in a net increase in undistributed net investment income and an increase in accumulated realized loss from security transactions. This reclassification had no affect on net assets.


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                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


                                  (Continued)


   C.Capital  Stock--  The Trust  records  the sales  and  redemptions  of its capital stock on trade date.
   D.Foreign Currency-- Amounts  denominated in or expected to settle in foreign currencies are translated into United States dollars at rates reported by a major Boston bank on the following basis:
      A. Market value of investment securities, other assets and liabilities at the 12:00 noon Eastern Time rate of exchange at the balance sheet date.
      B. Purchases and sales of investment securities, income and expenses at the rate of exchange prevailing on the respective dates of such transactions (or at an average rate if significant rate fluctuations have not occurred).
      The Trust does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments. Reported net realized foreign exchange gains or losses arise from sales and maturities of short term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Trust's books, and the United States dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.

2. Tax basis of investments:
   At December 31, 1998, the total cost of investments for federal income tax purposes was identical to the total cost on a financial reporting basis. There was no aggregate gross unrealized appreciation in investments in which there was an excess of market value over tax cost. Aggregate gross unrealized depreciation in investments in which there was an excess of tax cost over market value was $341,993. Net unrealized depreciation in investments at December 31, 1998 was $341,993.

3. Investment advisory service agreements:
   The investment advisory contract with Anchor Investment Management Corporation (the "investment adviser") provides that the Trust will pay the adviser a fee for investment advice based on 3/4 of 1% per annum of average daily net assets. At December 31, 1998, investment advisory fees of $564 were due and were included in "Accrued expenses and other liabilities" in the accompanying Statement of Assets and Liabilities. David Y. Williams, a Trustee of the Trust, is President and a Director of the Investment Adviser.




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                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


                                  (Continued)


4. Certain transactions:
   Anchor Investment Management Corporation provides transfer agent services for the Trust. Fees earned by Anchor Investment Management Corporation for transfer agent services for year ended December 31, 1998 were $6,000. Certain officers and trustees of the Trust are directors and/or officers of the investment adviser and distributor. Meeschaert & Co., Inc., the Trust's distributor, received $17,563 in brokerage commissions during the year ended December 31, 1998. Fees earned by Anchor Investment Management Corporation for expenses related to daily pricing of the Trust shares and for bookkeeping services for the year ended December 31, 1998 were $14,500.
5. Purchases and sales:
   Aggregate cost of purchases and the proceeds from sales and maturities on investments for year ended December 31, 1998 were:
     Cost of securities acquired:
       U.S. Government and investments backed by such
       securities.......................................    $  3,454,487
       Other investments................................      38,363,540
                                                            ===============
                                                            $ 41,818,027
                                                            ===============
     Proceeds from sales and maturities:
       U.S. Government and investments backed by such
       securities.......................................    $  4,393,989
       Other investments................................      45,345,340
                                                            ===============
                                                            $ 49,739,329
                                                            ===============


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INDEPENDENT AUDITORS' REPORT


To the Shareholders and Trustees of Anchor Resource and Commodity Trust:


We have audited the accompanying statement of assets and liabilities of Anchor Resource and Commodity Trust (a Massachusetts business trust), including the schedule of investments, as of December 31, 1998, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended. These financial statements and per share data and ratios are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1998 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Anchor Resource and Commodity Trust as of December 31, 1998, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended, in conformity with generally accepted accounting principles.



                                                       LIVINGSTON & HAYNES, P.C.



Wellesley, Massachusetts,
January 19, 1999.






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                             OFFICERS AND TRUSTEES




ERNIE BUTLER                                          Trustee
President, I.E. Butler Securities

MAURICE A. DONAHUE                                    Trustee
Director and Professor, Institute for Governmental
Services and Walsh-Saltonstall Professor of
Practical Politics, University of Massachusetts

SPENCER H. LE MENAGER                                 Trustee
President, Equity Inc.

DAVID W.C. PUTNAM                                     Chairman
Chairman, Board of Directors, F.L. Putnam             and Trustee
Investment Management Corporation
President and Director, F.L. Putnam Securities
Company Incorporated

J. STEPHEN PUTNAM                                     Vice President and
President, Robert Thomas Securities                   Treasurer

DAVID Y. WILLIAMS                                     President, Secretary
President and Director, Meeschaert & Co., Inc.,       and Trustee
President and Director, Anchor Investment
Management Corporation



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             INVESTMENT ADVISER, ADMINISTRATOR AND TRANSFER AGENT
                   Anchor Investment Management Corporation
            579 Pleasant St., Suite 4, Paxton, Massachusetts 01612
                                (508) 831-1171

                                 DISTRIBUTOR
                            Meeschaert & Co., Inc.
            579 Pleasant St., Suite 4, Paxton, Massachusetts 01612

                                  CUSTODIAN
                        Investors Bank & Trust Company
                 89 South Street, Boston, Massachusetts 02111

                        INDEPENDENT PUBLIC ACCOUNTANT
                          Livingston & Haynes, P.C.
                 40 Grove St., Wellesley, Massachusetts 02482

                                LEGAL COUNSEL
                            Thorp Reed & Armstrong
            One Riverfront Center, Pittsburgh, Pennsylvania 15222








This report is not authorized for distribution to prospective investors in the Trust unless preceded or accompanied by an effective prospectus which includes information concerning the Trust's record or other pertinent information.




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